Exhibit 99.1

NanoString Appoints Don Kania, Ph.D. to its Board of Directors

SEATTLE – (Business Wire) October 31, 2019 – NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for translational research and molecular diagnostic products, today announced the appointment of Don Kania, Ph.D. to its board of directors, effective October 30, 2019.

"Dr. Kania has spent his entire career developing and commercializing leading-edge technologies, so he is a great cultural fit for NanoString,” said Brad Gray, president and CEO of NanoString. “Don also brings a track record of execution and leadership that will make him an important resource on our Board of Directors.”

“We’ve made remarkable advances in the capabilities of life science tools over the last decade,” stated Dr. Kania. “I could not be more excited to join NanoString at the beginning of a revolution in spatial biology, which should fundamentally improve our understanding of the mechanisms of disease and patient response.”

Kania, 64, has more than 25 years of experience in scientific research and development, global operations, and manufacturing. Most recently, Kania served as CEO, president and member of the board of directors of FEI Company for 10 years until its 2016 acquisition by Thermo Fisher Scientific Inc. Kania also held various positions at Veeco Instruments Inc., ultimately as chief operating officer. Prior to that he held technical and general management positions of increasing responsibility at Lawrence Livermore National Laboratory and Los Alamos National Laboratory.

Kania currently serves on the board of directors of Intuitive Surgical, a publicly-traded leader in minimally invasive care and robotic-assisted surgery. He previously served as a board member of Aldevron LLC, the leading global supplier of plasmid DNA used in gene therapies, and of American Science and Engineering Inc., a leading manufacturer of X-ray imaging equipment. He is also on the Board of Trustees of the Oregon Health & Science University Foundation, the board of the Oregon Shakespeare Festival and he serves as an advisor to several privately held life sciences companies.

He holds B.S., M.S. and Ph.D. degrees in physics and engineering from the University of Michigan.

About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System is used in life sciences research and has been cited in more than 2,800 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s GeoMx™ Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types, including FFPE tissue sections.   The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.
For more information, please visit www.nanostring.com.

NanoString, NanoString Technologies, the NanoString logo, GeoMx, nCounter and Prosigna are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact:

Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768